Exhibit 2.3

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF ILLINOIS
                                EASTERN DIVISION

In re:                              :
                                    :     Chapter 11
WORLD KITCHEN, INC.                 :     Jointly Administered
a Delaware corporation, et al.,     :     Case No. 02-B21257
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                                    :
          Debtors                   :     Honorable Jack B. Schmetterer

                     ORDER (A) AUTHORIZING THE ASSUMPTION OF
                    CERTAIN EXECUTORY CONTRACTS WITH CORNING
                INCORPORATED AND (B) APPROVING RELATED AGREEMENT
                ------------------------------------------------

     This matter coming before the Court on the Motion of Debtor WKI Holding Company, Inc. for an Order (A) Authorizing the Assumption of Certain Executory Contracts with Corning Incorporated and (B) Approving Related Agreement (the "Motion"), filed by WKI Holding Company, Inc. ("WKI"), one of the above-captioned debtors and debtors in possession (collectively, the "Debtors"); the Court having reviewed the Motion and having heard the statements of counsel at a hearing before the Court (the "Hearing"); the Court finding that (a) the Court has jurisdiction over this matter pursuant to 28 U.S.C. Sec. 157 and 1334,
(b) this is a core proceeding pursuant to 28 U.S.C. Sec. 157(b)(2), (c) notice of the Motion and the Hearing was adequate under the circumstances and (d) the assumption of the Corning Agreements and WKI's entry into and implementation of the Modification Agreement (as such terms are defined in the Motion) are reasonable exercises of WKI's sound business judgment and in the best interests of its estate; and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein;

     IT IS HEREBY ORDERED THAT:

          1.     The Motion is GRANTED.


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          2.     Capitalized terms not otherwise defined herein have the
meanings given to them in the Motion.

          3. WKI is authorized to assume the Corning Agreements (as modified pursuant to the terms of the Modification Agreement), and the Corning Agreements are deemed assumed (as modified pursuant to the terms of the Modification Agreement), pursuant to section 365 of the Bankruptcy Code.

          4. The Modification Agreement, and the transactions contemplated thereby, are approved, pursuant to section 363 of the Bankruptcy Code. WKI is authorized to take any and all actions (including the expenditure of funds), and to enter into any and all agreements, instruments and other documents, as necessary or appropriate to implement the terms of the Modification Agreement.

          5. The Cure Costs shall be paid within ten business days of the entry of this order and the payment of the Cure Costs will be deemed to cure all of WKI's outstanding defaults under the Corning Agreements in accordance with section 365(b)(1) of the bankruptcy Code.


Dated:   11/25   , 2002                       /s/ Jack Schmetterer
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                                              UNITED STATES BANKRUPTCY JUDGE


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